Ballard Spahr, LLP
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1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
TEL 215.665.8500
FAX 215.864.8999
www.ballardspahr.com

May 27, 2020

Exelon Corporation
10 South Dearborn Street
P.O. Box 805379
Chicago, Illinois 60680-5379

Re: Exelon Corporation - Registration of 21,900,000 Shares of Common Stock, no par value
Ladies and Gentlemen:
We have acted as counsel to Exelon Corporation, a Pennsylvania corporation (“Exelon”), in connection with the Post-Effective Amendment to Registration Statement on Form S-8 (as amended, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the number of shares that remained available for issuance under the Exelon Corporation 2011 Long-Term Incentive Plan (as amended, the “2011 Plan”) as of the date hereof and (ii) the number of shares that are subject to outstanding awards under the 2011 Plan that, in the future, terminate, expire, or are forfeited, cancelled, or settled for cash (the shares described in (i) and (ii), the “Prior Plan Shares”). The Prior Plan Shares are to be issued pursuant to the Exelon Corporation 2020 Long-Term Incentive Plan (the “Plan”).
In rendering this opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.
Based on the foregoing, we are of the opinion that the Prior Plan Shares, when issued and paid for pursuant to the Plan in accordance with the terms and conditions thereof, will be legally issued, fully paid and nonassessable.
This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the laws of the Commonwealth of Pennsylvania.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Ballard Spahr LLP